Gander Mountain, Inc.
                 P.O. box 128, Hwy. W
                Wilmot, Wisconsin 53192
                 Phone: (414) 862-2331

AT THE COMPANY:                 AT THE FINANCIAL
RELATIONS BOARD:
Kenneth C. Bloom                Michael Rosenbaum
Executive VP/Chief Financial Officer    875 N. Michigan
Ave., Chicago, IL 60611
(414) 862-3302                  (312) 266-7800


FOR IMMEDIATE RELEASE

      GANDER MOUNTAIN SUBMITS REORGANIZATION PLAN

     Wilmot, Wisconsin, November 14, 1996 -- Gander
Mountain, Inc. (Nasdaq Bulletin Board: GNDR), today announced that it has filed a Joint Plan of Reorganization together with its wholly owned subsidiaries GMO, Inc. and GRS, Inc., the Official
Committee of Unsecured Creditors of Gander Mountain,
Inc., and Holiday Stationstores, Inc. The Company has also filed a proposed Disclosure Statement relating to the Plan. A hearing has been scheduled before the Honorable Russell A. Eisenberg at 9:00 a.m. on December
13, 1996 to consider whether the Disclosure Statement contains adequate information so that interested parties can make an informed decision about the Plan., Once a Disclosure Statement is approved, it, together with the Plan, will be distributed to parties-in-interest so that they can vote on the Plan.

     Under the terms of the Joint Plan, the company's
12 retail stores and substantially all related assets of the business will be transferred to Holiday
Companies which will pay a purchase price equal to all secured debt, administrative expenses of the bankruptcy
(including post-petition liabilities), priority claims, reasonable post-confirmation expenses, plus
$19,500,000. $18.5 million will be distributed among unsecured creditors, $500,000 paid pro rata to Gander
Mountain preferred shareholders, and $500,000 paid pro rata to holders of Gander Mountain common stock. If, however, the holders of preferred stock oppose the Plan and it cannot be confirmed by the Court because of this opposition, there will be no distribution to preferred and common shareholders and the amount available to unsecured creditors will increase to $19 million.
Unsecured claims of $1,000 or less, and claims that creditors reduce voluntarily to $1,000, will receive a one-time payment of 80% of their claims out of the funds available to unsecured creditors. After this payment, the balance will be distributed pro rata to other unsecured creditors with allowed claims. Amounts payable to unsecured creditors and shareholders will be deposited into a Trust which will be administered by a Trustee to be appointed pursuant to the Plan who will make distributions.

     The Plan, to become effective, must be approved by the Court, after a vote by the creditors, preferred shareholders and common shareholders.

     Holiday Companies is a privately-held Bloomington, Minnesota based retailer and wholesaler of outdoor and other sporting goods as well as gasoline and food products. With the acquisition of the twelve Gander
Mountain stores, Holiday's outdoor sporting goods group will consist of twenty-seven (27) retail stores in four states. In July, 1996, Holiday acquired five stores from Gander Mountain which included three stores in Minnesota (Duluth, Maple Grove and St. Cloud) and two stores in Wisconsin (Eau Claire and LaCrosse). Holiday will continue to operate these stores under the Gander
Mountain name.

     Gander Mountain, Inc., is a customer-oriented specialty merchandiser serving the outdoor recreation market. The company is recognized as a leader in providing functional outerwear, footwear and equipment for the hunting, fishing and camping enthusiast.



  For further information on Gander Mountain free of
                    charge via fax,
     dial 1-800-PRO-INFO and enter the number 001.